At the Company At Financial Relations Board

Terry Nicklin John C. McNamara

Marketing Director +1 212-827-3771

CDT Ltd jmcnamara@financialrelationsboard.com

Tel: +44 1954 713656

Fax: +44 1954 713620

tnicklin@cdtltd.co.uk

Daniel Abrams

Chief Financial Officer

Tel: +44 1954 713600

Cambridge Display Technology Announces Financial Results

for Third Quarter 2005

Q3 2005 Highlights
  Revenues of $6.6 million (2004: $1.6 million) primarily comprising sales of ink jet printers and technical services
  Gross profit of $2.9 million (2004: $0.9 million)

CAMBRIDGE, United Kingdom, November 9, 2005 -- Cambridge Display Technology, Inc. (Nasdaq: OLED) today reported its financial results for the third quarter of 2005. The Company is a pioneer in the development of polymer organic light emitting diode technology, and completed its initial public offering in December 2004.

Revenues in the third quarter of 2005 were $6.6 million, compared with $1.6 million for the corresponding quarter in 2004, an increase of 299%. Year to date revenues for 2005 were reported at $10.8 million, compared with $5.5 million for the first three quarters of 2004, an increase of 96%. In the third quarter of 2005, the largest source of revenue was equipment and supplies, including the sale of four ink jet printers and associated ink supply, sales of CDT's Eclipse range of digital test equipment and technical services revenues.

Gross profit for the quarter was $2.9 million, an increase of 211% from last year, bringing year to date gross profit to just under $6 million (up 39%).

The Company's operating results continue to fluctuate significantly from quarter to quarter as licensing and other contract negotiations are concluded, services and equipment are delivered and revenues become recognizable.

R&D expenses of $4.1 million were similar to the second quarter 2005 and 10% higher than Q3 2004, reflecting a higher level of development project activity.

Selling, General and Administrative (SG&A) expenses increased by $2.1 million over Q3 2004 to $5.8 million in Q3 2005, mainly as a result of the $2 million impairment of a promissory note which had been received in 1999 in consideration for the issuance of stock. This impairment charge is not a cash expense.

Net loss was $8.6 million for Q3 2005 (Q3 2004: $7.5 million), bringing the year to date net loss to $24.0 million; net loss for the first three quarters of 2004 was $34.3 million. The 2004 figure included a $12.2 million accounting charge connected with the acquisition of CDT Oxford and $5.3 million accretion charge in relation to our preferred stock.

Cash used in operations was $7.6 million for Q3 2005, compared with $2.0 million in Q2, and $5.9 million in Q1.

The Company's cash and cash equivalents were $5.7 million at September 30, 2005, compared with $26.9 million at December 31, 2004.

On November 4, 2005, the Company completed the sale of its remaining 50% interest in Litrex. It will receive a net $11.4 million as a result of this sale, comprising $9.7 net proceeds from the sale, which has already been received, and a further $1.7 million in loan repayments from Litrex which are due before the end of 2005. The Company expects to record a gain of approximately $15 million in the fourth quarter of 2005 as a result of this transaction. In addition, in October 2005, R&D tax credits amounting to $1.5 million were received in respect of the year ended December 31 2004.

CEO Dr. David Fyfe comments: "This quarter has included the completion of the sales of four ink jet printers to Asian display companies, as they increase their capability to evaluate and scale up for P-OLED display manufacture. We are seeing many examples of the maturing of ink jet technology for commercial manufacture, and we continue to regard it as the best route to fabrication of large panel OLED displays.

We are delighted to have completed the sale of Litrex to Ulvac. We have enjoyed a very harmonious relationship with Ulvac as JV partners in the past two years and look forward to continuing that relationship as a distributor of Litrex printers for P-OLED applications. Ulvac has a strong commitment to further development of this high precision printing equipment.

We expect that our proposed joint venture with Sumitomo Chemical -- to be called Sumation™ - will become a reality on November 14 2005, and we are very excited about the improvements this should bring both to the rate of technical progress in materials development and to the range of materials and services available to commercial display makers.

We continue to expect strong revenues for the remainder of 2005.".

In September 2005, the Company strengthened its management team by appointing Daniel Abrams, formerly Finance Director of Xenova Group plc, a British company, as its Chief Financial Officer.

The Company will be holding a conference call to discuss these results. Interested investors may listen to a live web cast on Thursday, November 10, 2005 at 12:00 ET, 17:00 GMT. This call can be accessed through the internet at www.earnings.com.

The Company's interim financial results have been published today in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, which will be filed with the SEC.

About CDT

Cambridge Display Technology is a pioneer in the research, development and commercialization of polymer organic light emitting diodes (P-OLEDs), which are targeted for use in a wide range of electronic display products used for information management, communications and entertainment. Features include reduced power consumption, size, thickness and weight, wide viewing angle, superior video imaging performance and the potential for use on flexible display substrates. Current CDT licensees are actively developing their manufacturing strategies. Founded in 1992, the Company is headquartered in Cambridge, UK and listed on the Nasdaq National Market under the ticker symbol "OLED".

The Company's website is www.cdtltd.co.uk

Statements contained in this press release that are not historical facts are "forward-looking statements" and their presence may be indicated by words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will" and "may," as well as the negative thereof and similar expressions. There can be no assurance that future developments affecting Cambridge Display Technology, Inc. and its subsidiaries will be those anticipated by management. Among the factors, risks and uncertainties that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements are the following: the outcomes of the Company's ongoing and future research and development activities, as well as those of its licensees; the Company's ability to form and continue strategic relationships with manufacturers of P-OLED materials and displays; the successful commercialization of products that include the Company's P-OLED technology by its licensees; the willingness of the Company's manufacturers and licensees to continue to develop, manufacture and sell commercial products integrating the Company's technology; the future demand for products using the Company's P-OLED technology; the comparative advantages and disadvantages of any competing technologies; the Company's ability to maintain and improve its competitive position following the expiration of its fundamental patents; the adequacy of protections afforded to the Company by the patents that it owns or licenses and the cost to the Company of enforcing these patents; the Company's ability to obtain, expand and maintain patent protection in the future and to protect its unpatentable intellectual property; and the Company's future capital requirements and its ability to obtain additional financing when needed. Readers should also consider the additional factors described under the caption "Factors That May Affect Our Operating Results" in the Company's 10-K and 10-Q reports filed with the SEC. Investors should not place undue reliance on such forward-looking statements and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CAMBRIDGE DISPLAY TECHNOLOGY, INC.
Consolidated Balance Sheets
(in thousands, except share information)

	September 30,	December 31,
	2005	2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 5,700	$ 26,892
Marketable securities	585	1,151
Accounts receivable, net	2,164	1,458
Due from affiliates	14	107
Taxes receivable	2,963	3,984
Investments in affiliates	1,824	-
Prepaid expenses and other current assets	6,313	6,903
Total current assets	19,563	40,495
Property, equipment and leasehold improvements, net	14,672	15,995
Investments in affiliates	888	2,574
Goodwill	65,612	65,612
Other intangible assets, net	3,292	4,477
Total assets	$ 104,027	$ 129,153

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 6,140	$ 8,604
Deferred revenue	4,591	6,936
Due to affiliate	3	109
Deferred proceeds on sale of subsidiary stock	5,785	-
Total current liabilities	16,519	15,649

Deferred revenue	800	800
Deferred proceeds on sale of subsidiary stock	-	5,785
Other liabilities	574	480

Commitments and contingencies	-	-

Common shareholders' equity:
Preferred stock, voting $0.01 par value, 46,667 authorized,
none issued or outstanding	-	-
Common stock, $0.01 par value, 100,000,000 shares authorized
19,485,483 issued and outstanding	195	195
Additional paid-in capital	273,012	273,079
Deferred compensation	(6,965)	(9,266)
Common stock subscribed	(1,167)	(3,163)
Accumulated other comprehensive loss	(1,080)	(514)
Accumulated deficit	(177,861)	(153,892)
Total common shareholders' equity	86,134	106,439
Total liabilities and shareholders' equity	$ 104,027	$ 129,153

CAMBRIDGE DISPLAY TECHNOLOGY, INC.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	September 30,
	2005	2004
Operating revenues:
License fees and royalties	$ 110	$ 263
Technology services and development	2,785	1,382
Equipment and supplies	3,670	-
Total operating revenues	6,565	1,645
Cost of sales:
License fees and royalties	2	110
Technology services and development	916	604
Equipment and supplies	2,756	-
Total cost of sales	3,674	714
Gross profit	2,891	931

Operating expenses:
Research and development expenses	4,116	3,732
Selling, general and administrative expenses	5,813	3,679
Amortization of intangibles acquired	395	395
Total operating expenses	10,324	7,806
Loss from operations	(7,433)	(6,875)
Other (expense) / income:
Equity in loss of Litrex	(1,194)	(1,299)
Equity in loss of Add-Vision	(70)	-
Foreign currency transaction (loss)/profit	(276)	19
Other income	91	-
Interest income	3	56
Total other (expense) / income	(1,446)	(1,224)
Loss before benefit for income taxes	(8,879)	(8,099)
Benefit for income taxes	(288)	(561)
Net loss	(8,591)	(7,538)
Accretion of preferred stock	-	(1,752)
Net loss attributable to common shareholders	$ (8,591)	$ (9,290)
Net loss per common share attributable to common shareholders, basic
and diluted	$ (0.44)	$ (0.56)
Weighted average number of common shares outstanding, basic and
diluted	19,485	16,563

CAMBRIDGE DISPLAY TECHNOLOGY, INC.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Nine Months Ended
	September 30,
	2005	2004
Operating revenues:
License fees and royalties	$ 1,233	$ 2,136
Technology services and development	5,895	3,233
Equipment and supplies	3,670	150
Total operating revenues	10,798	5,519
Cost of sales:
License fees and royalties	15	127
Technology services and development	2,040	1,000
Equipment and supplies	2,756	91
Total cost of sales	4,811	1,218
Gross profit	5,987	4,301

Operating expenses:
Research and development expenses	12,280	10,480
Selling, general and administrative expenses	14,196	9,358
Amortization of intangibles acquired	1,185	1,185
Total operating expenses	27,661	21,023
Loss from operations	(21,674)	(16,722)
Other (expense) / income:
Equity in loss of Litrex	(2,435)	(2,251)
Equity in loss of Add-Vision	(239)	-
Foreign currency transaction (loss) / gain	(370)	213
Other (expense)/income	(698)	33
Interest income	364	265
Total other (expense) / income	(3,378)	(1,740)
Loss before benefit for income taxes	(25,052)	(18,462)
Benefit for income taxes	(1,083)	(1,590)
Loss before cumulative effect of accounting change	(23,969)	(16,872)
Cumulative effect of accounting change	-	(12,200)
Net loss	(23,969)	(29,072)
Accretion of preferred stock	-	(5,254)
Net loss attributable to common shareholders	$ (23,969)	$ (34,326)
Net loss per common share attributable to common shareholders before
cumulative effect of accounting change, basic and diluted	$ (1.23)	$ (1.33)
Net loss per common share due to cumulative effect of
accounting change, basic and diluted	-	$ (0.74)
Net loss per common share attributable to common shareholders, basic
and diluted	$ (1.23)	$ (2.07)
Weighted average number of common shares outstanding, basic and
Diluted	19,485	16,563

CAMBRIDGE DISPLAY TECHNOLOGY, INC.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine months	Nine months
	ended	ended
	September 30,	September 30,
	2005	2004
Operating activities
Net loss	$ (23,969)	$ (29,072)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property, equipment and leasehold
Improvements	4,221	4,701
Gain on sale of property, equipment and leasehold improvements	(14)	-
Amortization of other intangible assets	1,185	1,185
Impairment of promissory notes	1,996	-
Acquired in process R & D	-	12,200
Amortization of deferred compensation	2,301	1
Equity in Loss of Litrex	2,435	2,251
Equity in Loss of Add Vision	239	-
Stock options granted	-	27
Changes in operating assets and liabilities:
Accounts and tax receivable	315	(1,882)
Due from affiliates	(13)	36
Prepaid expenses and other current assets	590	(2,761)
Accounts payable and accrued expenses	(2,464)	373
Deferred revenue	(2,345)	3,424
Other current and non-current liabilities	27	184
Net cash used in operating activities	(15,496)	(9,333)
Investing activities
Acquisition of property, equipment and leasehold improvements	(2,905)	(2,235)
Disposal of property, equipment and leasehold improvements	21	-
Loans advanced to affiliate (Litrex)	(1,715)	-
Investment in affiliate (Add Vision)	(1,097)	-
Cash of consolidated equity - CDT Oxford	-	1,564
Net cash used in investing activities	(5,696)	(671)
Financing activities
Receipt of loan	-	2,500
Net cash used in financing activities	-	2,500
Net decrease in cash	(21,192)	(7,504)
Cash and cash equivalents--beginning of period	26,892	10,400
Cash and cash equivalents--end of period	$ 5,700	$ 2,896
Supplemental disclosures of cash flow information
Interest paid	-	-
Taxes paid	(144)	(250)